                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                          Cadillac Fairview Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Shares, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   126929207
                 --------------------------------------------
                                (CUSIP Number)

                              Page 1 of 12 pages

-----------------------
  CUSIP NO. 126929207                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          15,745,493
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          15,745,493
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      15,745,493

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      20.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BD-PN-IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 pages

-----------------------
  CUSIP NO. 126929207                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          15,745,493
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          15,745,493
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      15,745,493

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      20.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC-PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 12 pages

-----------------------
  CUSIP NO. 126929207                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WHCF Real Estate Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          15,458,520
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          15,458,520
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      15,458,520

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      19.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 4 of 12 pages

-----------------------
  CUSIP NO. 126929207                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Whitehall Street Real Estate Limited Partnership V

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          15,458,520
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          15,458,520

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      15,458,520

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      19.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 5 of 12 pages

-----------------------
  CUSIP NO. 126929207                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WH Advisors, L.P. V

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          15,458,520
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          15,458,520
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      15,458,520

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      19.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 12 pages

Item 1(a).         Name of Issuer:
                   Cadillac Fairview Corporation

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   20 Queen Street West, Fifth Floor
                   Toronto M5H 3R4, Canada

Item 2(a).         Name of Persons Filing:
                   Goldman, Sachs & Co., The Goldman Sachs Group, L.P., WHCF Real Estate Limited Partnership,
                   WH Advisors, L.P. V and
                   Whitehall Street Real Estate Limited Partnership V

Item 2(b).         Address of Principal Business Office or, if None, Residence:
                   85 Broad Street
                   New York, NY  10004

Item 2(c).         Citizenship:
                   Goldman, Sachs & Co. - New York
                   The Goldman Sachs Group, L.P. - Delaware
                   WHCF Real Estate Limited Partnership - Delaware
                   Whitehall Street Real Estate Limited Partnership V - Delaware Whitehall Advisors, L.P. V - Delaware

Item 2(d).         Title and Class of Securities:
                   Common Shares, no par value

Item 2(e).         CUSIP Number:
                   126929207

Item 3.            Not applicable.  This Schedule 13G was filed pursuant to
                   Rule 13d-1(d).

Item 4.            Ownership./(1)(2)/

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).




-----------------------------
/(1)/   Includes 731,337 Common Shares issuable upon exercise of currently exercisable Reorganization Warrants, 62,000 and 669,337 of which were granted to Goldman, Sachs & Co. and WHCF Real Estate Limited Partnership, respectively, by Cadillac Fairview Corporation pursuant to the July 31, 1995 Cadillac Fairview Corporation Reorganization.
/(2)/   The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co.
("Goldman Sachs") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.

                              Page 7 of 12 pages

          (c).     Number of shares as to which such person has:

                   (i).      Sole power to vote or to direct the vote:
                                       See the response(s) to Item 5 on the
                                       attached cover page(s).

                   (ii).     Shared power to vote or to direct the vote:
                                       See the response(s) to Item 6 on the
                                       attached cover page(s).

                   (iii).    Sole power to dispose or to direct the
                             disposition of:
                                       See the response(s) to Item 7 on the
                                       attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of:
                                       See the response(s) to Item 8 on the
                                       attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable

                             Page 8 of 12 pages

                                   SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.                   WHITEHALL STREET REAL ESTATE
                                                LIMITED PARTNERSHIP V
By: /s/ Hans L. Reich
   ----------------------------                 By:  WH Advisors, L.P. V,
Name:  Hans L. Reich                                 its general partner
Title: Attorney-in-fact                         By:  WH Advisors, Inc. V,
                                                     its general partner

GOLDMAN, SACHS & CO.                            By:  /s/ Stuart M. Rothenberg
                                                   ----------------------------
By:  /s/ Hans L. Reich                          Name:  Stuart M. Rothenberg
   ----------------------------                 Title: Vice President
Name:  Hans L. Reich
Title: Attorney-in-fact
                                                WH ADVISORS, L.P. V

WHCF REAL ESTATE LIMITED                        By:  WH Advisors, Inc. V,
PARTNERSHIP                                          its general partner

By:  Whitehall Street Real Estate               By:  /s/ Stuart M. Rothenberg
     Limited Partnership V,                        ----------------------------
     its general partner                        Name:  Stuart M. Rothenberg
By:  WH Advisors, L.P. V,                       Title: Vice President
     its general partner
By:  WH Advisors, Inc. V,
     its general partner


By:  /s/ Stuart M. Rothenberg
   ----------------------------
Name:  Stuart M. Rothenberg
Title: Vice President

                              Page 9 of 12 pages

                               INDEX TO EXHIBITS




Exhibit No.               Exhibit
-----------               -------

  99.1 Joint Filing Agreement, dated February 14, 1998 between The Goldman Sachs Group, L.P., Goldman, Sachs & Co., WHCF Real Estate Limited Partnership,
                          Whitehall Street Real Estate Limited Partnership V and WH Advisors, L.P. V

  99.2                    Item 7 Information

                              Page 10 of 12 pages

                                                                  EXHIBIT (99.1)

                            JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the Common Shares, no par value of Cadillac Fairview Corporation, and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.                   WHITEHALL STREET REAL ESTATE
                                                LIMITED PARTNERSHIP V
By: /s/ Hans L. Reich
   ----------------------------                 By:  WH Advisors, L.P. V,
Name:  Hans L. Reich                                 its general partner
Title: Attorney-in-fact                         By:  WH Advisors, Inc. V,
                                                     its general partner

GOLDMAN, SACHS & CO.                            By:  /s/ Stuart M. Rothenberg
                                                   ----------------------------
By:  /s/ Hans L. Reich                          Name:  Stuart M. Rothenberg
   ----------------------------                 Title: Vice President
Name:  Hans L. Reich
Title: Attorney-in-fact
                                                WH ADVISORS, L.P. V

WHCF REAL ESTATE LIMITED                        By:  WH Advisors, Inc. V,
PARTNERSHIP                                          its general partner

By:  Whitehall Street Real Estate               By:  /s/ Stuart M. Rothenberg
     Limited Partnership V,                        ----------------------------
     its general partner                        Name:  Stuart M. Rothenberg
By:  WH Advisors, L.P. V,                       Title: Vice President
     its general partner
By:  WH Advisors, Inc. V,
     its general partner


By:  /s/ Stuart M. Rothenberg
   ----------------------------
Name:  Stuart M. Rothenberg
Title: Vice President

                              Page 11 of 12 pages

                                                                  EXHIBIT (99.2)



                              ITEM 7 INFORMATION



     The securities being reported on by The Goldman Sachs Group, L.P. ("GS Group"), as a parent holding company, are owned by WHCF Real Estate Limited Partnership ("WHCF"), or may be deemed to be beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of WHCF is an affiliate of GS Group. GS Group is the general partner of and owns a 99% interest in Goldman Sachs.

                              Page 12 of 12 pages